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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the inclusion in this Registration Statement of our report on the balance sheet of ITC/\DeltaCom, Inc. as of March 31, 1997 dated June 3, 1997; our report on the combined financial statements of ITC Transmission Systems, Inc., ITC Transmission Systems II, Inc., Gulf States Transmission Systems, Inc., Eastern Telecom, Inc., d.b.a. InterQuest, and DeltaCom, Inc. (to be reorganized as ITC/\DeltaCom, Inc.) as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 dated March 27, 1997 (except with respect to the Credit Facility and Debt Offering discussions in Note 16, as to which the date is June 3, 1997); our report on the statements of operations, stockholders' equity, and cash flows of DeltaCom, Inc. for the year ended December 31, 1995 dated March 27, 1997; and our report on the financial statements of Gulf States FiberNet as of December 31, 1995 and 1996 and for the period from inception (August 17, 1994) through December 31, 1994 and for the two years in the period ended December 31, 1996, dated March 27, 1997 (except with respect to the ITC/\DeltaCom Debt Offering discussion in Note 8, as to which the date is June 3, 1997), and to all references to our Firm included in or made a part of this Registration Statement.

ARTHUR ANDERSEN LLP

Atlanta, Georgia July 11, 1997